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                                                                  EXHIBIT 3(i).1

                                                                          PAGE 1

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE
                        --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "APPLIED MOLECULAR EVOLUTION, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A.D. 2000, AT 5 O'CLOCK P.M.





2204958  8100    [Logo]   /s/ EDWARD J. FREEL
                          -----------------------------------
                          Edward J. Freel, Secretary of State


001219570                 AUTHENTICATION:      0410567
                                    DATE:      05-01-00

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               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        APPLIED MOLECULAR EVOLUTION, INC.


        Applied Molecular Evolution, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        FIRST. The name of the corporation is Applied Molecular Evolution, Inc.

        SECOND. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was August 14, 1989, under the name "Ixsys, Inc."

        THIRD. On February 2, 2000, Ixsys, Inc. filed an Amendment to Restated Certificate of Incorporation with the Secretary of State of Delaware to amend its Certificate of Incorporation, which amendment changed the name of the corporation to "Applied Molecular Evolution, Inc."

        FOURTH. The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

        The name of the corporation is Applied Molecular Evolution, Inc.

                                   ARTICLE II

        The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is forty-one million three hundred fifty-one thousand nine hundred forty-two (41,351,942) of which twenty-seven million two hundred ninety-six thousand eight hundred thirty-two (27,296,832) shares of the par value of one-tenth of one cent ($.001) each shall be Common Stock (the "Common Stock") and fourteen million fifty-five thousand one hundred ten (14,055,110) shares of the par value of one-tenth of one cent ($.001) each shall be Preferred Stock (the "Preferred Stock").

        The Preferred Stock may be issued from time to time in one or more series. Except for the Convertible Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock, Series C



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Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F
Preferred Stock, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series unless a vote of the holders of such series is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

        B. Rights, Preferences and Restrictions of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock. The Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall consist of 500,000 shares, 1,062,802 shares, 3,097,625 shares, 4,375,000 shares 1,108,572 shares, 1,666,667 shares and 2,244,444 each with a par value of $.001 per share, respectively. The Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

        1. Dividend Provisions. The holders of shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock or any other junior equity security of this corporation, at the rate of $.0414 per share of Convertible Preferred Stock per annum, $.0414 per share of Series A Preferred Stock per annum, $.084 per share of Series B Preferred Stock per annum, $.128 per share of Series C Preferred Stock per annum, $.336 per share of Series D Preferred Stock per annum, $.45 per share of Series E Preferred Stock per annum and $.36 per share of Series F Preferred Stock per annum or, if greater (as determined on an as converted basis for the Preferred Stock), an amount equal to that paid on outstanding shares of Common Stock of this corporation whenever funds are legally available therefor, payable quarterly when, as and if declared by the Board of Directors. Dividends, if declared, must be declared and paid with respect to all series of Preferred Stock contemporaneously, and if less than full dividends are declared, the same percentage of the dividend rate will be payable to each series of Preferred Stock.

        2. Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock or



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other junior equity security by reason of their ownership thereof, an amount per share equal to the sum of (i) $.5175 for each outstanding share of Convertible Preferred Stock (the "Original Convertible Preferred Issue Price"), $.5175 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $1.05 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), $1.60 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), $4.20 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price"), $5.625 for each outstanding share of Series E Preferred Stock (the "Original Series E Issue Price"), and $4.50 for each outstanding share of Series F Preferred Stock (the "Original Series F Issue Price") and (ii) an amount equal to all declared but unpaid dividends on each such share. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed, ratably among the holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

        (b) Upon the completion of the distribution required by subsection 2(a) above, if assets remain in this corporation, the holders of Common Stock shall receive an amount equal to $.01 per share (adjusted to reflect any stock splits, stock dividends or other recapitalization).

        (c) After the distributions described in subsections 2(a) and (b) above have been paid, the remaining assets of this corporation available for distribution to stockholders shall be distributed, among the holders of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

        3. Redemption.

        (a) The Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, respectively, shall be redeemable as provided in this Section 3.

        The Convertible Preferred Redemption Price shall be the total amount equal to $.5693 per share of Convertible Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date (as such term is hereinafter defined).

        The Series A Redemption Price shall be the total amount equal to $.65 per share of Series A Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.



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        The Series B Redemption Price shall be the total amount equal to $1.05 per share of Series B Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.

        The Series C Redemption Price shall be the total amount equal to $1.60 per share of Series C Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.

        The Series D Redemption Price shall be the total amount equal to $4.20 per share of Series D Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.

        The Series E Redemption Price shall be the total amount equal to $5.625 per share of Series E Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.

        The Series F Redemption Price shall be the total amount equal to $4.50 per share of Series F Preferred Stock to be redeemed together with any declared but unpaid dividends on such shares to the Redemption Date.

        (b) This corporation shall not have any right to redeem shares of the Convertible Preferred Stock prior to April 15, 2002. On or at any time after April 15, 2002, this corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Convertible Preferred Stock, by paying in cash therefor the Convertible Preferred Redemption Price. On or at any time after the receipt by this corporation from the holders of 66-2/3% of the then outstanding shares of Convertible Preferred Stock of their written consent to redemption hereunder of their respective shares, this corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Convertible Preferred Stock by paying in cash therefor a sum equal to the Convertible Preferred Redemption Price.

        On or any time after April 15, 2004, upon receipt by this corporation by February 15 of such year from a holder or holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, of a written request for redemption ("Redemption Request") of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, this corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, by paying in cash therefor a sum equal to the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price, Series E Redemption Price or Series F Redemption Price, as the case may be. Within 10 days of receipt of the Redemption Request, the corporation shall give written notice to each holder of Preferred Stock (other than the holders of the series of the Preferred Stock to be redeemed) with the information to be set forth in the Redemption Notice (as defined in



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Section 3(c)(ii) hereof) to provide such holders the opportunity to make their own Redemption Request.

               (c) (i) In the event of any redemption of only a part of the then outstanding Convertible Preferred Stock, this corporation shall effect such redemption pro rata among the outstanding shares of Convertible Preferred Stock according to the number of shares held by each holder thereof.

               (ii) At least 30, but no more than 60 days prior to the date fixed for any redemption of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock (a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of such series of Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of this corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Convertible Preferred Redemption Price, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(c)(iii), on or after the Redemption Date, each holder of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Convertible Preferred Redemption Price, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Convertible Preferred Redemption Price, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, all rights of the holders of such shares as holders of such series of



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        Preferred Stock (except the right to receive the Convertible Preferred
        Redemption Price, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock to be redeemed on such date, those funds which are legally available will be used, to redeem, first, the maximum possible number of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock among the holders of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock to be redeemed in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder and, thereafter if there are funds remaining, to redeem the maximum possible number of shares of Convertible Preferred Stock ratably among the holders of such shares to be redeemed. The shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Preferred Stock, such funds shall immediately be used to redeem the balance of the shares which this corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

               (iv) Three days prior to the Redemption Date, this corporation shall deposit the Convertible Preferred Redemption Price, Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price, Series E Redemption Price or Series F Redemption Price, as the case may be, of all outstanding shares of such series of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Convertible Preferred Redemption Price, Series A Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D Redemption Price, Series E Redemption Price or Series F Redemption Price, as the case may be, to



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        the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(c)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 3(c)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Redemption Price, as the case may be, and payment of any bond requested by this corporation, to receive such monies but without interest from the Redemption Date.

        4. Conversion. The holders of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert.

               (i) Subject to subsection 4(c), each share of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such series of Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Convertible Preferred Issue Price, Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, Original Series D Issue Price, Original Series E Issue Price, or Original Series F Issue Price as the case may be, by the Conversion Price at the time in effect for such series. The initial Conversion Price per share for shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be the Original Convertible Preferred Issue Price, the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, Original Series E Issue Price and Original Series F Issue Price, respectively; provided, however, that the Conversion Price for the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

               (ii) (A) Each share of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall



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        automatically be converted into shares of Common Stock at the Conversion
        Price at the time in effect for such series immediately upon the consummation of this corporation's sale of its Common Stock in a bona fide firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in gross offering proceeds to this corporation of at least $25,000,000, the public offering price of which was not less than $7.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).

                      (B) Each share of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the approval at least 66-2/3% of the outstanding shares of Preferred Stock (excluding the vote of the Series F Preferred Stock), voting together in accordance with Section 6 hereof.

                      (C) Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect immediately upon the approval of at least 66-2/3% of the outstanding shares of Series F Preferred Stock.

        (b) Mechanics of Conversion. Before any holder of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such series of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of shares of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.



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        (c) Conversion Price Adjustments of Convertible Preferred Stock, Series
A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. The Conversion Price of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) (A) If this corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the new Conversion Price shall be determined by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to the issuance of Additional Stock by a fraction:

                      (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Price for such shares in effect immediately prior to such issuance of Additional Stock) plus the number of shares of Common Stock equivalents which the aggregate consideration received by this corporation for the shares of such Additional Stock so issued would purchase at the Conversion Price for the shares of the series of Preferred Stock with respect to which the adjustment is being made; and

                      (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (for purposes of this calculation only, including the number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Preferred Stock at the Conversion Price, for such shares in effect immediately prior to such issuance of Additional Stock) plus the number of such shares of Additional Stock so issued.

                      Any series of issuances of Additional Stock consisting of Common Stock or the same series of Preferred Stock, issued at the same price and occurring within a six-month period, shall be treated as one issuance of Additional Stock for the purposes of this calculation.

                      (B) No adjustment of the Conversion Price for such series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except



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        to the limited extent provided for in subsections 4(c)(E)(3) and
        (c)(E)(4), no adjustment of such Conversion Price for such series of Preferred Stock pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price for such series of Preferred Stock above the Conversion Price for such series in effect immediately prior to such adjustment.

                      (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                      (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                      (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                      (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                      (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                      (3) In the event of any change in the number of shares of
               Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as the case may be, obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such change or increase.

                      (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided however that this section shall not have any effect on any conversion of such series of Preferred Stock prior to such expiration or termination.

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after March 7, 1990, other than

                      (A) Common Stock issued pursuant to a transaction described in subsection 4(c)(iii) hereof,

                      (B) 4,700,000 shares of Common Stock, net of repurchases and the cancellation or expiration of options, issued or issuable to employees, directors, consultants or advisors under stock option and restricted stock purchase agreements approved by the Board of Directors of this Corporation and such other number of shares of Common Stock as may be fixed from time to time by the unanimous consent of the Board of Directors of this corporation, issuable or issued to employees, directors, consultants or advisors of this corporation directly or pursuant to stock option or restricted stock purchase agreements approved by the directors of this corporation,

                      (C) Common Stock issued or issuable upon conversion of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock,

                      (D) Common Stock issued or issuable upon conversion of securities issued in connection with research and development partnerships, licensing or collaborative arrangements between this corporation and other institutions or entities,

                      (E) With respect to the Series D Preferred Stock and calculation of the Series D Conversion Price, securities issued for a consideration per share of at least $3.00 (adjusted to reflect subsequent stock dividends, stock splits or recapitalization),

                      (F) With respect to the Series E Preferred Stock and calculation of the Series E Conversion Price, securities issued for a consideration per share of at least $4.20 (adjusted to reflect subsequent stock dividends, stock splits or recapitalization), or

                      (G) With respect to the Series F Preferred Stock and calculation of the Series F Conversion Price, securities issued for a consideration per share of at least $4.50 (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).

               (iii) In the event this corporation should at any time or from time to time after the effective date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then as of such record date (or the date of such dividend distribution split or subdivision if no record date is fixed), the Conversion Price of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as the case may be, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4(c)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (v) Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Prices pursuant to, subsection 4(c)(i) may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered holder of such share or shares. Any waiver pursuant to this subsection 4(c)(v) shall bind all future holders of the shares of Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of Conversion Price under this subsection 4(c)(v) results in different Conversion Prices for shares of a series of Preferred Stock, the Secretary of the corporation shall maintain a written ledger identifying the Conversion Price for each share of such series of Preferred Stock. Such information shall be made available to any person upon request.

        (d) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

        (e) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
Section 5) provision shall be made so that the holders of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall thereafter be entitled to receive upon conversion of such series of Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such series of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (f) No Impairment. This corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock against impairment.

        (g) Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon conversion of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of such series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of such series of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

        (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such series of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

        (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

        5. Merger, Consolidation.

        (a) If at any time after the effective date hereof, there is a merger, consolidation or other corporate reorganization in which stockholders of this corporation immediately prior to such transaction own less than 50% of the voting securities of the surviving or controlling entity immediately after the transaction, or sale of all or substantially all of the assets of this corporation (hereinafter, an "Acquisition"), then, as a part of such Acquisition, provision shall be made so that the holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive, prior to any distribution to holders of Common Stock or other junior equity security of the corporation, the number of shares of stock or other securities or property to be issued to this corporation or its stockholders resulting from such Acquisition in an amount per share equal to the Original Convertible Preferred Issue Price, Original Series A Issue Price, Original Series B Issue Price, Original Series C Issue Price, Original Series D Issue Price, $5.00 and Original Series F Issue Price, respectively, plus, in each case, a further amount equal to any dividends declared but unpaid on such shares. The holders of Common Stock shall thereafter be entitled to receive, pro rata, the remainder of the number of shares of stock or other securities or property to be issued to this corporation or its stockholders resulting from such Acquisition.

        (b) Any securities to be delivered to the holders of Preferred Stock and Common Stock pursuant to subsection 5(a) above shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                      (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                      (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing; and

                      (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the then outstanding shares of Preferred Stock.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections 5(b)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the then outstanding shares of Preferred Stock.

        (c) In the event the requirements of subsection 5(a) are not complied with, this corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

               (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

        (d) This corporation shall give each holder of record of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than 20 days after the corporation has given the first notice provided for herein or earlier than ten days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of the Preferred Stock then outstanding.

        (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

        6. Voting Rights. The holder of each share of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or written consent of stockholders. In all cases any fractional share, determined on an aggregate conversion basis, shall be rounded to the nearest whole share. With respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

        7. Protective Provisions. In addition to any approvals required by law, so long as shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (voting, as one class, in accordance with Section 6):

        (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) in which this corporation is not the surviving corporation or effect any transaction or series of related transactions in which more than 50% of the voting power of this corporation is disposed of (provided, however, if the price per share of the corporation pursuant to such transaction is less than $6.50, such transaction will require the approval (by the vote or written consent, as provided by law) of the holders of a majority of Series F Preferred Stock voting as a separate class); or

        (b) increase the authorized number of shares of Preferred Stock; or

        (c) create (by reclassification or otherwise) any new class or series of stock (i) having a preference over, or being on a parity with, the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights equal or superior to any of the rights of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock under this Section 7; or

        (d) pay or declare any dividend on its Common Stock or any other junior equity security other than a dividend in Common Stock of this corporation; or

        (e) do any act or thing which would result in taxation of the holders of shares of Preferred Stock under section 305(b) of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

        Notwithstanding the foregoing, the corporation shall not alter or change the rights, preferences or privileges of the shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock so as to affect adversely the shares of such series of Preferred Stock without obtaining the approval (by vote or written consent, as required by law) of the holders of a majority of the series of Preferred Stock so affected.

        8. Status of Converted Stock. In the event any shares of Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by the corporation, and the Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

        9. No Preemptive Rights. The holders of the Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall not have any preemptive rights.

        C. Common Stock.

        1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

        2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the corporation.

        3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

        4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled to participate in any distribution of the assets of the corporation in accordance with Section 2 of Article IV, Division B hereof.

                                    ARTICLE V

        The corporation is to have perpetual existence.

                                   ARTICLE VI

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

        A. The board of directors of the corporation is expressly authorized to adopt, amend or repeal the bylaws of the corporation; provided, however, that the bylaws may only be amended in accordance with the provisions thereof.

        B. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

        C. The books of the corporation may be kept at such place within or without the State of Delaware as the bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

                                   ARTICLE VII

        A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

                                  ARTICLE VIII

        The corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

        FIFTH. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation.

        SIXTH. This Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with sections 228, 245 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in section 228.

        IN WITNESS WHEREOF, said Applied Molecular Evolution, Inc. has caused this certificate to be signed by its President and Chief Executive Officer, William D. Huse, and its Secretary, Lawrence E. Bloch, this 28th day of April, 2000.

                                        APPLIED MOLECULAR EVOLUTION, INC.



                                        By         /S/ WILLIAM D. HUSE
                                           ------------------------------------
                                                      William D. Huse
                                           President and Chief Executive Officer
Attest:



/S/  LAWRENCE E. BLOCH
-----------------------------------
         Lawrence E. Bloch
             Secretary